Exhibit 99.1


 Company Press Release

 SOURCE: Fedders Corporation

 Fedders Announces Issuance of $50 Million Senior
 Subordinated Notes Due 2007

 LIBERTY CORNER, N.J., Aug. 19 /PRNewswire/ -- Fedders Corporation (NYSE:
 FJA - news, FJC - news), today announced that its wholly-owned subsidiary, Fedders North America, Inc. has made an offering pursuant to Rule 144A under the Securities Act of 1933 of $50 million aggregate principal amount of 9-3/8% Senior Subordinated Notes due 2007 as an addition to its $100 million principal amount of notes issued in August 1997. The Notes will be guaranteed by Fedders Corporation on a senior subordinated basis.

 The net proceeds will be used primarily to replenish cash used in connection with the recent acquisition of Trion, Inc., a world leader in the indoor air quality industry.

 The offering of the Senior Subordinated Notes has not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from the registration requirements of the Securities Act.

 Visit the Fedders investor information website at http://www.FEDDERS.com to access additional information on Fedders including annual reports, SEC filings and special reports.

 This news release includes forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995.